Exhibit 99.1

C. Scott O’Hara Joins GNC Holdings, Inc. Board of Directors

PITTSBURGH, March 4, 2013 /PRNewswire/ — GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty retailer of health and wellness products, today announced the election of C. Scott O’Hara to its board of directors.

Mr. O’Hara was formerly an Executive Vice President of H.J. Heinz Company, serving most recently as President and Chief Executive Officer of Heinz North America.  Previous roles with Heinz included service as Chief Executive Officer of Heinz Europe and formerly as Executive Vice President — Asia Pacific/Rest of World.  Prior to joining the H.J. Heinz Company in 2006, Mr. O’Hara was an executive of the Gillette Company serving in various global operating and management roles for 14 years.  He currently serves on the board of directors of Ecolab Inc. (NYSE: ECL).

“We are excited that Scott has joined the GNC board,” said Joseph Fortunato, Chairman and Chief Executive Officer of the Company. “His wealth of knowledge and experience, particularly his international business expertise, should be a valuable resource to GNC as we move forward. I welcome Scott to the GNC board and look forward to him joining our team.”

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

As of December 31, 2012, GNC has more than 8,100 locations, of which more than 6,100 retail locations are in the United States (including 949 franchise and 2,181 Rite Aid franchise store-within-a-store locations) and franchise operations in 54 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships. GNC’s broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, and under nationally recognized third party brands.

Contacts:

Investors:

Michael M. Nuzzo, Executive Vice President and CFO

(412) 288-2029

or

Dennis Magulick, Senior Director — Treasury & Investor Relations

(412) 288-4632